Exhibit 8.1

Form of Opinion of Jones Day

___________, 2005

Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

     We have acted as counsel to Federated Department Stores, Inc., a Delaware corporation (“Federated”), in connection with the proposed merger (the “Merger”) of The May Department Stores Company, a Delaware corporation (“May”), with and into Milan Acquisition LLC, a Delaware limited liability company that is wholly owned by Federated (“LLC”), pursuant to the Agreement and Plan of Merger, dated as of February 27, 2005, by and among Federated, Milan Acquisition Corp., a Delaware corporation and predecessor to LLC, and May (the “Merger Agreement”). For purposes of Section 6.2(d) of the Merger Agreement, and in connection with the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger and the related Joint Proxy Statement/Prospectus of Federated and May (the “Proxy Statement/Prospectus”) mailed to the shareholders of Federated and May, you have requested our opinion concerning certain U.S. federal income tax consequences of the Merger.

     For purposes of rendering our opinion, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus, the Registration Statement and such other documents and records as we have deemed necessary or appropriate. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, none of which will be waived, (ii) the statements concerning the Merger and the representations set forth in the Merger Agreement and the Registration Statement are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective time of the Merger, and (iii) the representations made to us by Federated and May in their respective letters to us dated the date hereof are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective time of the Merger, and thereafter as provided for in those letters. If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

     Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and on administrative interpretations, judicial decisions and regulations thereunder as in effect on the date of this letter. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.

     Based upon the foregoing, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Federated and May will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     We express no opinion on any issue relating to the United States federal income tax consequences of the Merger other than those described above. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusions set forth above.

     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus included as part of the Registration Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the reference to our Firm under the caption “Material United States Federal Income Tax Consequences” in the Proxy Statement/Prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely yours,